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                                                                    EXHIBIT 99.1



MEDIA CONTACT:                                             INVESTOR CONTACT:
Skip Colcord                                               Phil Ruddick
(781) 386-6624                                             (781) 386-6638
colcors@polaroid.com                                       ruddicp@polaroid.com


     POLAROID ANNOUNCES RESTRUCTURING TO DRIVE PROFITABILITY AND REDUCE DEBT
        -- PLANS TO REDUCE WORKFORCE BY 2,000 POSITIONS OVER 18 MONTHS --


         CAMBRIDGE, MA - JUNE 13, 2001 - Polaroid Corporation (NYSE: PRD) today announced a major global restructuring plan designed to reduce debt and return the company to profitability. Approximately 2,000 positions, or 25 percent of the global workforce of 8,000, will be phased out over the next 18 months.

         The restructuring program should realize total annual cost savings of between $175 million and $200 million by the end of 2003, and the company will take a series of restructuring charges in 2001 and 2002 to reduce its cost base. These charges are expected to total between $150 million and $175 million. In addition to significant reductions in personnel, the restructuring will involve a reduction and reconfiguration of Polaroid's global operations.

         "This is an extremely difficult decision, but an absolutely necessary one if Polaroid is to compete in the digital future. We must focus on our new Opal and Onyx instant digital printing technologies and manage our core instant business to generate cash and reduce debt," said Gary T. DiCamillo, chairman and chief executive officer.

         This is the second restructuring announced by Polaroid this year and will impact virtually all of the company's global operations, including about 1,000 employees in the United States - most of them in Massachusetts. In February, the company announced a restructuring to reduce its workforce by approximately 950 jobs. That plan combined with the one announced today will reduce the total number of Polaroid employees worldwide to approximately 5,500 by the end of 2002.


                                    -- more -

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                                                      RESTRUCTURING JUNE 2001 -2


         DiCamillo acknowledged that the Polaroid core instant business is experiencing steeper declines than projected due to the soft economy and the competing growth of digital imaging. He said the restructuring plan is consistent with Polaroid's new two-part business model to: (1) manage the company's core instant products for cash and profitability; and (2) develop an instant digital printing business with significant opportunity for double-digit growth.

         Polaroid introduced this new business model on May 31 at a meeting with investors in New York, where Ian Shiers, executive vice president - worldwide sales and marketing, previewed steps the company would take to compete in the digital future.

         "Our infrastructure clearly is too big, and the changes in our business require a significant reduction of our cost base in line with our conservative revenue expectations for the next two to three years," he said in New York. Today's announcement supports that premise and puts Polaroid in a solid position to meet the short-term financial targets that Shiers outlined:

         o        Gross margins in the low 40's as a percentage of sales
         o        Overhead around 30 percent of sales
         o        Double-digit operating margins
         o Improved cash flow through strong EBITDA and a focused reduction of working capital and capital expenditures.

SECOND QUARTER

         Polaroid continues to focus on cash generation as its top 2001 priority. Cash flow for the quarter is ahead of plan due to asset sales and reductions in working capital and capital expenditures. Operating results for the second quarter, however, are likely to be in the area of the operating loss reported in the first quarter, excluding potential one-time charges and real estate gains.


                                    --more--


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                                                      RESTRUCTURING JUNE 2001 -3


         Polaroid Corporation is the worldwide leader in instant imaging. Polaroid supplies instant photographic cameras and films; digital imaging hardware, software and media; secure identification systems; and sunglasses to markets worldwide. Visit the Polaroid web site at www.polaroid.com.

         "Polaroid" is a registered trademark of Polaroid Corporation, Cambridge, Mass. 02139

Statements in this release may be forward-looking. Actual events will be dependent upon factors and risks including, but not limited to, the Company's ability to: market its core imaging products; penetrate new demographic markets; develop and implement its digital imaging strategy; compete successfully in the instant imaging market against larger and stronger competitors; manage or reduce its debt; implement its strategies to reduce costs and improve cash flow; comply with the covenants in the Amended Credit Agreement, the U.K. Credit Agreement, the indenture governing the 2002 Notes, 2006 Notes and 2007 Notes; manage the impact of foreign exchange and the effects of retail buying patterns; as well as the Company's ability to manage uncertainties and risk factors, including those described from time to time in the Company's filings with the Securities & Exchange Commission, specifically, the Company's 2000 Form 10-K and its most recent Form 10-Qs.


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